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                                                                      EXHIBIT 12

                         MARSHALL & ILSLEY CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000'S)

                                                            YEARS ENDED DECEMBER 31,
                                           ----------------------------------------------------------
                                              1999         1998         1997        1996       1995
                                           ----------   ----------   ----------   --------   --------
EARNINGS:
Earnings before income taxes and
  extraordinary items....................  $  527,939   $  465,285   $  388,172   $317,949   $312,938
Fixed charges, excluding interest on
  deposits...............................     222,172      206,546      175,609    126,261    119,412
                                           ----------   ----------   ----------   --------   --------
Earnings including fixed charges but
  excluding interest on deposits.........     750,111      671,831      563,781    444,210    432,350
Interest on deposits.....................     585,864      564,540      460,418    392,473    363,488
                                           ----------   ----------   ----------   --------   --------
Earnings including fixed charges and
  interest on deposits...................  $1,335,975   $1,236,371   $1,024,199   $836,683   $795,838
                                           ==========   ==========   ==========   ========   ========
FIXED CHARGES:
Interest Expense:
  Short-term borrowings..................  $  142,294   $  126,624   $  111,193   $ 63,892   $ 48,390
  Long-term borrowings...................      63,145       66,810       54,175     53,615     63,701
  One-third of rental expense for all
     operating leases (the amount deemed
     representative of the interest
     factor).............................      16,733       13,112       10,241      8,754      7,321
                                           ----------   ----------   ----------   --------   --------
Fixed charges excluding interest on
  deposits...............................     222,172      206,546      175,609    126,261    119,412
Interest on deposits.....................     585,864      564,540      460,418    392,473    363,488
                                           ----------   ----------   ----------   --------   --------
Fixed charges including interest on
  deposits...............................  $  808,036   $  771,086   $  636,027   $518,734   $482,900
                                           ==========   ==========   ==========   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES:
Excluding interest on deposits...........        3.38x        3.25x        3.21x      3.52x      3.62x
Including interest on deposits...........        1.65x        1.60x        1.61x      1.61x      1.65x
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